Exhibit 10.48
Dated This 10th day of March 2010
By and Among
TPG Star Energy Ltd.
HARMONY Energy Limited
FAR East Energy Limited
MIE Holdings Corporation
and
MI Energy Corporation

CREDIT SUPPORT AGREEMENT

THIS CREDIT SUPPORT AGREEMENT (this “Agreement”) is made on the 10th day of March 2010 by and among:
(1)	TPG Star Energy Ltd., an exempted company incorporated with limited liability in the Cayman Islands, and/or one or more of its Affiliates (collectively, (“TPG”);

(2)	Harmony Energy Limited, a company incorporated in the British Virgin Islands (“Harmony”)

(3)	Far East Energy Limited, a company incorporated in the Hong Kong Special Administrative Region of the People’s Republic of China (“FEEL”);

(4)	MIE Holdings Corporation, an exempted company incorporated with limited liability in the Cayman Islands (the “Company”); and

(5)	MI Energy Corporation, an exempted company incorporated with limited liability in the Cayman Islands (“MIE”).
(TPG, Harmony, FEEL, the Company, and MIE are hereinafter referred to collectively as the “Parties” and individually as a “Party”).
WHEREAS, TPG, FEEL, the Company and MIE entered into the Series A Preferred Shares Subscription and Put Option Agreement dated June 19, 2009, as amended (the “TPG SPA”) pursuant to which the Company issued 2,145,749 Series A Preferred Shares to TPG on the terms and subject to the conditions contained in the TPG SPA;
WHEREAS, in accordance with the terms of the TPG SPA, FEEL pledged 2,064,777 Ordinary Shares to TPG pursuant to a Share Charge dated 9th of July 2009 by and between FEEL as Chargor and TPG as Secured Party (the “TPG Pledge”);
WHEREAS, FEEL has entered into the Shares Purchase Agreement dated as of February 5, 2010 by and among Harmony, MIE, the Company, FEEL, Zhang Ruilin, Zhao Jiangwei and Shang Zhiguo (the “Harmony SPA”) and intends to request that the Company repurchase 1,821,256 Ordinary Shares that it currently holds in exchange for 3,642,512 Series B Preferred Shares to sell to Harmony (the “FEEL Sale Shares”);
WHEREAS, FEEL intends to request that TPG release 444,738 Ordinary Shares (the “TPG Shares”) from the TPG Pledge, to be repurchased and exchanged for 889,476 Series B Preferred Shares and transferred to Harmony as a part of the FEEL Sale Shares; and
WHEREAS, in order to induce TPG to release the TPG Shares from the TPG Pledge, Harmony will enter into this Agreement, pursuant to which Harmony will guarantee the payment of Guaranteed Obligations (as defined hereinafter) granted to TPG under the TPG SPA, subject to the terms and conditions hereof. As security therefor, Harmony shall grant a charge by way of first ranking charge over 889,476 Series B Preferred Shares in favor of TPG to secure such guarantee.
NOW THEREFORE, in consideration of the premises hereinafter contained, and upon the terms and subject to the conditions stated herein, the Parties agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions. In this Agreement the following words or expressions have the following meanings:

“Charged Portfolio” shall have the meaning set forth in the Harmony Share Charge.

“Completion” shall have the meaning set forth in the Harmony SPA.

“Deed of Partial Release and Amendment” means the Deed of Partial Release and Amendment to be executed by and among TPG and FEEL in the form attached hereto as Exhibit 1.

“Guaranteed Obligations” means all obligations at any time due, owing or incurred by FEEL, the Company and/or MIE to TPG under clauses 6 and 7 of the TPG SPA.

“Harmony Share Charge” means the Harmony Share Charge to be executed by and among Harmony, TPG in the form attached hereto as Exhibit 2.

“Secured Party” shall have the meaning set forth in the Harmony Share Charge.

“Shares” shall have the meaning set forth in the TPG SPA.
2.	HARMONY GUARANTEE AND SHARE CHARGE
(a)	Harmony hereby irrevocably and unconditionally guarantees as its own obligation the payment of the Guaranteed Obligations and covenants with the Secured Party to promptly pay and discharge on demand of the Secured Party any Guaranteed Obligation which is due and payable pursuant to and under the terms of the TPG SPA, provided however, so far as the Harmony is concerned, TPG shall look solely to the Charged Portfolio for the enforcement of Harmony’s obligations for the Guaranteed Obligations hereunder and no other recourse shall be had against Harmony.

(b)	At the Completion, Harmony shall charge by way of first ranking charge the Charged Portfolio in favor of the Secured Party pursuant to the Harmony Share Charge as security for the guarantee provided in Clause 2(a) above; provided that, TPG shall have executed the Deed of Partial Release and Amendment prior to and as a condition to the delivery of the Harmony Share Charge to TPG.
3.	RELEASE AND INDULGENCE
Any liability to any Party may in whole or in part be released, compounded or compromised or time or indulgence given by any other Party in writing in their absolute discretion, as regards any of the Parties under such liability without in any way prejudicing or affecting their rights against any other Party or Parties under the same or a like liability whether joint and several or otherwise.
4.	NOTICES

All notices, consents, and other communications under or pursuant to this Agreement (“Notices”) shall be in writing and in the English language and shall be delivered (A) by hand, (B) by facsimile (with receipt confirmed); provided, however, that a copy is promptly thereafter mailed by reputable private courier, return receipt requested, (C) by the addressee or (D) by such other means as the Parties may agree from time to time; in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses or facsimile numbers as a Party may designate as to itself by not less than five (5) Business Days notice to the other Parties):

if to TPG, to	:	TPG Star Energy Ltd.
301 Commerce Street, Suite 3300
Fort Worth, Texas 76102
Fax: (817) 871-4001
Attention: Mr. Clive D. Bode

with a copy to:

TPG Growth Capital (Asia) Limited
57th Floor, Two International Finance Centre
8 Finance Street, Central, Hong Kong
Fax: (852) 3515-8999
Attention: Mr. Stephen Law

and

Cleary Gottlieb Steen & Hamilton LLP
Bank of China Tower
One Garden Road, Hong Kong
Fax: (852) 2160-1008
Attention: Mr. Sang Jin Han

if to FEEL, the Company or MIE, to	:	Suite 406, Block C, Grand Place
5 Hui Zhong Road
Chaoyang District, Beijing 10010
PRC
Attention: Mr. Zhang Ruilin
Mr. Forrest Dietrich
Facsimile: (8610) 5123 8866

with a copy to:

White & Case LLP
19th Floor, Tower 1 of China Central Place
81# Jianguo Lu, Chaoyang District, Beijing
100025, China

Facsimile: (8610) 5969 5760
Attention: Mr. Li Xiaoming
Ms. Vivian Tsoi

if to Harmony	:	Suites 7003-7005, 70th Fl
Two International Finance Centre
8 Finance St, Central
Hong Kong
Attn: Mr. Fan Lei
Facsimile: (852) 2110 9677
5.	GOVERNING LAW

5.1.	Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles.

6.	ARBITRATION

6.1.	Amicable Settlement. Any and all disputes, controversies and conflicts between the Parties arising out of or relating to or in connection with this Agreement and the performance or non-performance of the obligations set forth herein shall, so far as is possible, be settled amicably between the Parties within thirty (30) days after written notice of such dispute, controversy or conflict has been given by one Party to the other Parties.

6.2.	Arbitration Procedure.
(a)	Failing an amicable settlement thereof within the thirty (30)-day period specified in Clause 6.1, any and all disputes, controversies and conflicts arising out of or in connection with this Agreement or its performance (including the validity of this Agreement) shall be settled by three (3) arbitrators under the rules of the UNCITRAL Arbitration Rules (the “UNCITRAL Rules”) in accordance with the Hong Kong International Arbitration Centre (“HKIAC”) Procedures for the Administration of International Arbitration in force at the date of this Agreement. The place of arbitration shall be Hong Kong and the language used in the arbitral proceedings shall be English. The HKIAC shall act as the administering institute.

(b)	The arbitrators shall be appointed by mutual consent of the Parties involved in the arbitration in accordance with the procedures set out in the UNCITRAL Rules regarding the appointment of arbitrators, failing which the appointing authority shall be HKIAC.

(c)	The arbitral proceeding shall accord to each of the Parties the right to provide witnesses, including expert witnesses, the right of cross-examination of witnesses and the right to make both written and oral submissions.

(a)	The arbitral award made and granted by the arbitrator shall be final, binding and incontestable and may be used as a basis for judgement thereon. All costs of arbitration (including, without limitation, those incurred in the appointment of the arbitrator) shall be apportioned in the arbitral award.
6.3.	Court Action. By agreeing to arbitration, the Parties do not intend to deprive any court of competent jurisdiction of its ability to issue any form of provisional remedy, including but not limited to a preliminary remedy in aid of arbitration, or order any interim injunction. A request for such provisional remedy or interim injunction by the parties to a court shall not be deemed a waiver of this agreement to submit to arbitration.

6.4.	Continued Performance During Arbitration. During the period of submission to arbitration and thereafter until the granting of the arbitral award, the Parties shall, except in the event of termination, continue to perform all their obligations under this Agreement without prejudice to a final adjustment in accordance with the said award.

6.5.	Survival. The provisions contained in this Clause 6 shall survive the termination or expiration of this Agreement.

7.	MISCELLANEOUS

7.1.	Successors and Assigns. This Agreement has been made solely for the benefit of the Parties and their respective successors, personal representatives, heirs and estates and permitted assigns and nothing herein is intended to confer any rights or remedies under or by reason of this Agreement to any other Person.

7.2.	Assignment. The provisions of this Agreement shall be binding upon and accrue to the benefit of the Parties and their respective successors and permitted assigns. Notwithstanding the foregoing, none of the Parties may assign its rights and obligations in whole or in part hereunder without the prior written consent of the other Parties, except that TPG may assign its rights under this Agreement, in whole or in part, to any Person who acquires Shares held by TPG.

7.3.	Further Assurances. Each Party undertakes to and with each other Party to do all things reasonably within its power which are necessary or desirable to give full effect to the spirit and intent of this Agreement.

7.4.	Amendments and Waivers. All amendments and other modifications hereof or waivers of the observance of any term hereof (either generally or in a particular instance and either retroactively or prospectively) shall be in writing and signed by each of the Parties.

7.5.	No Waiver. The failure of a Party at any time to require observance or performance by any other Party of any of the provisions of this Agreement shall in no way affect the Party’s right to require such observance or performance at any time thereafter, nor shall the waiver by any Party of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies otherwise provided by law.

7.6.	Severability. In case any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of all remaining provisions contained herein shall not in any way be affected or impaired thereby; and the invalid, illegal or unenforceable provisions shall be interpreted and applied so as to produce as near as may be the legal, economic and commercial result intended by the Parties.

7.7.	Counterparts. This Agreement may be signed in any number of counterparts, each of which is an original and all of which, taken together, constitute one and the same instrument. This Agreement may also be executed and delivered by facsimile signature and in any number of counterparts, each of which shall be deemed an original and all of which, taken together, constitute one and the same instruments.

7.8.	Entire Agreement. The Transaction Agreements (as defined in the Harmony SPA) contain the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersede and cancel all prior oral and written agreements or representations, if any, among the Parties or any of them relating to the subject matter thereof.
[Signature page follows]

IN WITNESS WHEREOF this Agreement has been duly executed as of the date and year first written above.

TPG STAR ENERGY LTD.
By:	/s/ Clive D. Bode
Name:
Title:

FAR EAST ENERGY LIMITED
By:	/s/ Ruilin Zhang
	Name:	Ruilin Zhang
Title : Director

MIE HOLDINGS CORPORATION
By:	/s/ Ruilin Zhang
	Name:	Ruilin Zhang
Title : Director

MI ENERGY CORPORATION
By:	/s/ Ruilin Zhang
	Name:	Ruilin Zhang
Title : Director

HARMONY ENERGY LIMITED
By:	/s/ Che Fung
	Name:	CHE FUNG
Title : Director